        NEWS RELEASE

BROWN-FORMAN REPORTS FIRST QUARTER FISCAL 2026 RESULTS; REAFFIRMS FULL YEAR OUTLOOK

August 28, 2025, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its first quarter of fiscal 2026, ended July 31, 2025, with net sales decreasing 3%1 to $924 million (+1% on an organic basis2) compared to the same prior-year period. Operating income decreased 7% to $260 million (+2% on an organic basis) and diluted earnings per share decreased 13% to $0.36.
“Our solid first-quarter performance reflects the decisive actions we’ve taken to strengthen our business in a challenging environment,” said Lawson Whiting, Brown-Forman’s President and Chief Executive Officer. “Superior innovation and bold route-to-consumer strategies, in particular, have positioned us to deliver resilient results in the face of persistent headwinds. We are pleased to reaffirm our full-year outlook and remain confident in our ability to create long-term value for shareholders.”
First Quarter of Fiscal 2026 Highlights
•Net sales decline was largely driven by the absence of the prior-year transition services agreement (TSA) related to Sonoma-Cutrer.
•From a geographic perspective, net sales growth in Emerging3 markets and the Travel Retail3 channel was more than offset by declines in the United States and Developed International3 markets.
•Gross margin expanded 40 basis points driven by the positive effect of the divestitures, partially offset by higher costs, unfavorable price/mix, and the negative effect of foreign exchange.
•Operating income declined 7% primarily driven by unfavorable foreign exchange.
First Quarter of Fiscal 2026 Brand Results
•Net sales for Whiskey3 products were flat (flat organic) due to strong initial shipments of Jack Daniel’s Tennessee Blackberry in preparation for the launch and growth of Jack Daniel’s Tennessee Apple in Brazil. This was offset by lower volumes of Jack Daniel’s Tennessee Whiskey in the United States and Germany.

•Net sales for the Tequila3 portfolio declined 1% (+1% organic). Herradura’s net sales declined 16% (-15% organic) driven by lower volumes in the United States as the tequila category remains competitive. el Jimador’s net sales increased 14% (+16% organic) driven by higher volumes in the United States due to the roll-out of the new bottle design, inventory build ahead of the distributor transitions in 13 states, and new innovation launch of the Cristalino expression.
•Net sales for the Ready-to-Drink3 (RTD) portfolio increased 6% (+9% organic). Net sales of New Mix increased 26% (+36% organic) fueled by market share gains in a growing category, partially offset by the negative effect of foreign exchange. Jack Daniel’s RTD/RTP portfolio declined 2% (-1% organic) as declines in Canada more than offset growth in the United States.
•Rest of Portfolio's3 net sales declined 27% (+17% organic) driven by the absence of the Sonoma-Cutrer and Finlandia prior-year TSAs and the conclusion of the Korbel Champagne Cellars relationship (Korbel relationship). The decline was partially offset by the distribution of new agency brands in Japan and Mexico, along with growth of Gin Mare in Italy.
•Net sales for non-branded and bulk decreased 44% driven by lower used barrel sales.
First Quarter of Fiscal 2026 Market Results
•Net sales in the United States decreased 8% (-2% organic) driven by the absence of the Sonoma-Cutrer prior-year TSA, lower volumes of Jack Daniel’s Tennessee Whiskey and Herradura, and the end of Korbel relationship. The declines were partially offset by strong initial shipments for the upcoming launch of Jack Daniel’s Tennessee Blackberry and in preparation for the August 1, 2025 distributor transitions in the United States.
•Net sales in the Developed International markets declined 8% (-9% organic) due to soft consumer demand impacted by macroeconomic and geopolitical uncertainty. The decline was led by lower volumes of Jack Daniel’s Tennessee Whiskey in Germany and the United Kingdom, along with the absence of American-made alcohol from retail shelves in most of the Canadian provinces. The decline was partially offset by the positive effect of foreign exchange and the benefit from the transition to owned distribution in Italy.
•Net sales in Emerging markets increased 20% (+25% organic) driven by higher volumes across the Jack Daniel’s family of brands, which were led by Brazil and Türkiye and partially benefitted from an increase in distributor inventories. The double digit growth of New Mix also contributed to this increase, partially offset by the negative effect of foreign exchange.
•The Travel Retail channel’s net sales increased 8% (+7% organic) due to higher volumes of Jack Daniel’s Tennessee Whiskey and Gin Mare, partially due to the timing of shipments, as well as the positive effect of foreign exchange.

First Quarter of Fiscal 2026 Other P&L Items
•Gross profit decreased 2% (-2% organic). Gross margin expanded 40 basis points to 59.8% driven by the positive effect of acquisitions and divestitures, partially offset by higher costs, unfavorable price/mix, and the negative effect of foreign exchange.
•Advertising expense decreased 4% (-3% organic) led by lower Jack Daniel’s Tennessee Whiskey spend and the absence of the Korbel brands, as we thoughtfully manage our controllable expenses while maintaining healthy levels of brand investment.
•Selling, general, and administrative (SG&A) expenses decreased 6% (-7% organic) driven by lower compensation-and-benefit-related expenses.
•The company incurred $12 million in charges related to the strategic restructuring initiative announced in January 2025.
•Operating income declined 7% (+2% organic) with an operating margin decrease of 140 basis points to 28.2%. The decrease was primarily driven by the negative effect of foreign exchange, the absence of the prior-year franchise tax refund, and the impact of the restructuring initiative. These declines were partially offset by the benefit of the substitution drawback claims2.
•The company recognized a non-operating pension settlement charge of $19 million, largely related to the early retirement benefit offered in fiscal 2025.
•Diluted earnings per share decreased $0.05 driven by the decrease in operating income and an increase in non-operating postretirement expense.
First Quarter of Fiscal 2026 Financial Stewardship
On July 24, 2025, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.2265 per share on its Class A and Class B common stock. The dividend is payable on October 1, 2025, to stockholders of record on September 3, 2025. Brown-Forman, a member of the S&P 500 Dividend Aristocrats Index, has paid regular quarterly cash dividends for 81 consecutive years and has increased the regular dividend for 41 consecutive years.
Fiscal 2026 Outlook
We continue to anticipate the operating environment for fiscal 2026 to be challenging, with low visibility due to macroeconomic and geopolitical volatility as we face headwinds from consumer uncertainty, the potential impact from currently unknown tariffs, and lower non-branded sales of used barrels. We remain focused on building our business for the long term and navigating the current environment at pace with strategic initiatives in fiscal 2026 that we believe will unlock future growth led by the significant evolution of our U.S. distribution, the restructuring initiative, and meaningful new product innovation.

Accordingly, we reiterate the following expectation for fiscal 2026:
•Organic net sales decline in the low-single digit range.
•Organic operating income decline in the low-single digit range.
•Our effective tax rate to be in the range of approximately 21% to 23%.
•Capital expenditures planned to be in the range of $125 to $135 million.
Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via
Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

Brown-Forman Corporation is a global leader in the spirits industry, responsibly building exceptional beverage alcohol brands for more than 155 years. Headquartered in Louisville, Kentucky, we are guided by our founding promise, “Nothing Better in the Market.” Our premium portfolio includes the Jack Daniel’s Family of Brands, Woodford Reserve, Old Forester, New Mix, el Jimador, Herradura, The Glendronach, Glenglassaugh, Benriach, Diplomático Rum, Gin Mare, Fords Gin, Chambord, and Slane. With approximately 5,000 employees worldwide, we proudly share our passion for fine-quality spirits in more than 170 countries. Learn more at brown-forman.com and stay connected with us on LinkedIn, Instagram, and X.

Contacts:
Elizabeth Conway, Director, External Communications
Elizabeth_Conway@b-f.com

Sue Perram, Vice President, Director, Investor Relations
Sue_Perram@b-f.com

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “ambition,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from those expressed in or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel’s family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Risks from changes to the trade policies, tariffs and import and export regulations of the U.S. or foreign governments and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and/or distributors
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Unfavorable global or regional economic conditions and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Impact of health epidemics and pandemics, and the risk of the resulting negative economic impacts and related governmental actions
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; compliance with local trade practices and other regulations; terrorism, kidnapping, extortion, or other types of violence; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly due to a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies, especially those affecting production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please see the risks and uncertainties described in Part I, Item 1A. Risk Factors of our 2025 Form 10-K, and those described from time to time in our reports on Form 10-Q filed with the SEC.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2024 and 2025
(Dollars in millions, except per share amounts)

	2024	2025	Change

Net sales	$951	$924	(3%)
Cost of sales	386	372	(4%)
Gross profit	565	552	(2%)
Advertising expenses	126	120	(4%)
Selling, general, and administrative expenses	188	177	(6%)
Restructuring and other charges	—	12
Other expense (income), net	(30)	(17)
Operating income	281	260	(7)%
Non-operating postretirement expense	—	19
Interest expense, net	28	21
Income before income taxes	253	220	(13)%
Income taxes	58	50
Net income	$195	$170	(13)%

Earnings per share:
Basic	$0.41	$0.36	(13)%
Diluted	$0.41	$0.36	(13)%

Gross margin	59.4%	59.8%
Operating margin	29.6%	28.2%

Effective tax rate	23.1%	22.5%

Cash dividends paid per common share	$0.2178	$0.2265

Shares (in thousands) used in the
calculation of earnings per share
Basic	472,637	472,724
Diluted	472,941	472,963

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2025	July 31, 2025
Assets:
Cash and cash equivalents	$444	$471
Accounts receivable, net	830	847
Inventories	2,511	2,586
Assets held for sale	121	—
Other current assets	289	274
Total current assets	4,195	4,178

Property, plant, and equipment, net	1,095	1,094
Goodwill	1,505	1,507
Other intangible assets	981	1,071
Other assets	310	321
Total assets	$8,086	$8,171

Liabilities:
Accounts payable and accrued expenses	$741	$687
Dividends payable	—	107
Accrued income taxes	27	77
Short-term borrowings	312	282
Current portion of long-term debt	—	344
Total current liabilities	1,080	1,497

Long-term debt	2,421	2,075
Deferred income taxes	241	242
Accrued postretirement benefits	164	173
Other liabilities	187	196
Total liabilities	4,093	4,183

Stockholders’ equity	3,993	3,988

Total liabilities and stockholders’ equity	$8,086	$8,171

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2024 and 2025
(Dollars in millions)

	2024	2025

Cash provided by operating activities	$17	$160

Cash flows from investing activities:
Proceeds from sale of cooperage assets	51	33
Additions to property, plant, and equipment	(41)	(31)
Cash provided by (used for) investing activities	10	2

Cash flows from financing activities:
Net change in short-term borrowings	54	(30)
Payments of withholding taxes related to stock-based awards	(2)	(1)
Dividends paid	(103)	(107)
Cash provided by (used for) financing activities	(51)	(138)

Effect of exchange rate changes	(6)	3

Net increase (decrease) in cash, cash equivalents, and restricted cash	(30)	27

Cash, cash equivalents, and restricted cash at beginning of period	456	463

Cash, cash equivalents, and restricted cash at end of period	426	490
Less: Restricted cash at end of period	(10)	(19)
Cash and cash equivalents at end of period	$416	$471

Schedule A
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

Percentage change versus the prior-year period ended	July 31, 2025
3 Months
Reported change in net sales	(3%)
Acquisitions and divestitures	3%
Foreign exchange	—%
Organic* change in net sales	1%

Reported change in gross profit	(2%)
Acquisitions and divestitures	(1%)
Foreign exchange	1%
Organic change in gross profit	(2%)

Reported change in advertising expenses	(4%)
Acquisitions and divestitures	2%
Other items*	—%
Foreign exchange	(1%)
Organic change in advertising expenses	(3%)

Reported change in SG&A	(6%)
Acquisitions and divestitures	—%
Other Items	(1%)
Foreign exchange	(1%)
Organic change in SG&A	(7%)

Reported change in operating income	(7%)
Acquisitions and divestitures	2%
Other items	3%
Foreign exchange	5%
Organic change in operating income	2%

*See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Three Months Ended July 31, 2025

	Supplemental Information^
	Volumes (9-Liter Cases)				Net Sales % Change vs. Prior-Year Period
Product Category / Brand Family / Brand^	Depletions (Millions)*	% Change vs. Prior-Year Period	Shipments (Millions)*	% Change vs. Prior-Year Period	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic^
Whiskey	4.8	(4%)	5.0	(1%)	—%	—%	—%	—%
JDTW	3.2	(6%)	3.2	(4%)	(4%)	—%	—%	(4%)
JDTH	0.4	(5%)	0.5	(3%)	(3%)	—%	(1%)	(4%)
Gentleman Jack	0.2	7%	0.2	6%	8%	—%	3%	11%
JDTA	0.3	6%	0.3	20%	18%	—%	(2%)	16%
JDTF	0.1	(2%)	0.1	(4%)	(4%)	—%	—%	(4%)
Woodford Reserve	0.4	—%	0.4	(2%)	(2%)	—%	—%	(1%)
Old Forester	0.1	(9%)	0.1	3%	8%	—%	—%	8%
Rest of Whiskey	0.1	—%	0.2	67%	33%	—%	1%	34%
Ready-to-Drink	5.5	12%	5.5	12%	6%	—%	3%	9%
JD RTD/RTP	2.5	(2%)	2.5	(3%)	(2%)	—%	—%	(1%)
New Mix	3.0	28%	3.0	28%	26%	—%	10%	36%
Tequila	0.5	(6%)	0.5	4%	(1%)	—%	1%	1%
el Jimador	0.3	(4%)	0.4	13%	14%	—%	1%	16%
Herradura	0.1	(8%)	0.1	(14%)	(16%)	—%	1%	(15%)
Rest of Portfolio	0.4	5%	0.4	17%	(27%)	44%	—%	17%
Non-branded and bulk	NA	NA	NA	NA	(44%)	—%	—%	(44%)
Total Portfolio	11.1	3%	11.3	6%	(3%)	3%	—%	1%

Other Brands and Aggregations
Jack Daniel's Family	6.8	(4%)	7.0	(1%)	—%	—%	—%	—%
American Whiskey	4.8	(4%)	5.0	(1%)	—%	—%	—%	—%
Diplomático	0.1	8%	0.1	11%	8%	—%	(1%)	6%
Gin Mare	0.1	41%	0.1	29%	40%	—%	(4%)	36%

    ^See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers. See “Note 3 - Definitions” for details on our brand aggregations and other metrics.
*Volumes are adjusted to remove increases or decreases related to acquired and divested brands for periods not comparable year over year. For additional information concerning acquisitions and divestitures impacting depletions and shipments, see the applicable defined terms in “Note 2 – Non-GAAP Financial Measures.”
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Three Months Ended July 31, 2025

	Net Sales % Change vs. Prior-Year Period
Geographic Area^	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic^
United States	(8%)	6%	—%	(2%)
Developed International	(8%)	1%	(1%)	(9%)
Germany	(10%)	1%	(3%)	(13%)
Australia	(4%)	(1%)	3%	(1%)
United Kingdom	(16%)	1%	—%	(16%)
France	(5%)	—%	(3%)	(8%)
Canada	(62%)	2%	—%	(59%)
Rest of Developed International	1%	1%	(3%)	(2%)
Emerging	20%	1%	3%	25%
Mexico	14%	—%	9%	22%
Poland	10%	5%	(10%)	6%
Brazil	31%	—%	(1%)	30%
Türkiye	11%	—%	27%	39%
Rest of Emerging	27%	2%	(2%)	26%
Travel Retail	8%	—%	(2%)	7%
Non-branded and bulk	(44%)	—%	—%	(44%)
Total	(3%)	3%	—%	1%

^See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers. See “Note 3 - Definitions” for details on our geographic aggregations.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited) — Estimated Net Change in Distributor Inventories

Three Months Ended July 31, 2025
Estimated Net Change in Distributor Inventories^ vs. Prior-Year Period
Geographic Area^ - Net Sales
United States	6%
Developed International	(1%)
Emerging	10%
Travel Retail	—%
Non-branded and bulk	—%

Product category / brand family / brand^
Whiskey	4%
JDTW	2%
JDTH	2%
Gentleman Jack	1%
JDTA	14%
JDTF	—%
Woodford Reserve	—%
Old Forester	13%
Rest of Whiskey	41%
Ready-to-Drink	1%
JD RTD/RTP	1%
New Mix	—%
Tequila	7%
el Jimador	20%
Herradura	(5%)
Rest of Portfolio	6%
Non-branded and bulk	—%

Statement of Operations Line Items
Net Sales	4%
Cost of Sales	3%
Gross Profit	5%
Operating Income	10%

^See “Note 3 - Definitions” for details on our geographic aggregations, brand aggregations, and other metrics.

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.

Note 1 - All related commentary and percentage growth rates are on a reported basis and compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). Additionally, we use some financial measures in this press release that are not measures of financial performance under GAAP. These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may define or calculate these non-GAAP measures differently. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income), net; (g) organic operating expenses* and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) other items, and (3) foreign exchange. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands and certain assets, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), (c) the effects of operating activity related to acquired and divested brands, including certain divested agency brands, for periods not comparable year over year (non-comparable periods), and (d) fair value changes to contingent consideration liabilities. Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year. For the first quarter of fiscal 2026, we had the following acquisitions and divestitures adjustments:
During fiscal 2023, we acquired Gin Mare Brand, S.L.U. and Mareliquid Vantguard, S.L.U., which owned the Gin Mare brand (Gin Mare). This adjustment removes the fair value adjustments to Gin Mare’s contingent consideration liability that is payable in cash no later than July 2027.
During fiscal 2024, we sold our Finlandia vodka and Sonoma-Cutrer wine businesses and entered into related transition services agreements (TSAs) for these businesses. This adjustment removes the net sales, cost of sales, and operating expenses recognized pursuant to the TSAs related to distribution services in certain markets for the non-comparable period, which is activity from the first quarter of fiscal 2025.
During the first quarter of fiscal 2025, we recognized a gain of $12 million on the sale of the Alabama cooperage. This adjustment removes the gain from our other expense (income), net and operating income.
During the first quarter of fiscal 2026, we ended our sales, marketing, and distribution relationship with Korbel Champagne Cellars (Korbel relationship), effective June 30, 2025. This adjustment removes the transaction costs related to ending the relationship and the operating activity for the non-comparable period, which is the month of July of fiscal 2025 and 2026.
•“Other items.” Other items include the additional items outlined below.
“Franchise tax refund.” During the first quarter of fiscal 2025, we recognized a $13 million franchise tax refund due to a change in franchise tax calculation methodology for the state of Tennessee. This modification lowered our annual franchise tax obligation and was retroactively applied to franchise taxes paid during fiscal 2020 through fiscal 2023. This adjustment removes the franchise tax refund from our other expense (income), net and operating income.
“Restructuring initiative.” During the third quarter of fiscal 2025, our Board of Directors approved a plan to reduce our structural cost base and realign resources toward future sources of growth. This included reducing our workforce by approximately 12% and closing the Louisville-based Brown-Forman Cooperage. We also offered a special, one-time early retirement benefit to qualifying U.S. employees.
*Operating expenses include advertising expenses, SG&A expenses, restructuring and other charges, and other expenses (income), net.

During the first quarter of fiscal 2026, we incurred $12 million in restructuring and other charges associated with this initiative and completed the sale of the Brown-Forman Cooperage facility and related assets. This adjustment removes the restructuring initiative impact from our operating expenses and operating income for the first quarter of fiscal 2026.
“Substitution drawback claims.” During the first quarter of fiscal 2026, we recognized a net benefit of $18 million related to the collection of substitution drawback claims filed with the U.S. Government between fiscal 2016 and 2019. As of the first quarter of fiscal 2026, all claims have been collected. This adjustment removes the benefit from our other expense (income), net and operating income.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release, “dollar” means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
We use the non-GAAP measure “organic change,” along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change, as the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact to our GAAP income statement measures.
In addition to the non-GAAP financial measures presented, we believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we also provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products. See Schedule D of this press release.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.

Geographic Aggregations.
In Schedule C and Schedule D, we provide supplemental information for our top markets ranked by percentage of net sales. In addition to markets listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our top developed international markets were Germany, Australia, the United Kingdom, France, and Canada. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our top emerging markets were Mexico, Poland, Brazil, and Türkiye. This aggregation represents our net sales of branded products to these markets.
•“Brazil” includes Brazil, Paraguay, Uruguay, and certain other surrounding territories.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey, regardless of customer location.
Brand Aggregations.
In Schedule B and Schedule D, we provide supplemental information for our top brands ranked by percentage of net sales. In addition to brands listed by name, we include the following aggregations outlined below.
“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), The Glendronach, Benriach, Glenglassaugh, and Slane Irish Whiskey.
•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), Woodford Reserve, and Old Forester.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel’s expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD/RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Coca-Cola RTD, Jack Daniel’s & Cola, Jack Daniel’s Double Jack, Jack Daniel’s Country Cocktails, and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.
•“Jack Daniel’s & Coca-Cola RTD” includes all Jack Daniel’s & Coca-Cola RTD products and Jack Daniel’s bulk whiskey shipments for the production of these products.
•“Tequila” includes el Jimador, the Herradura family of brands (Herradura), and other tequilas.

•“Rest of Portfolio” includes Korbel California Champagnes*, Diplomático, Chambord, Gin Mare, Sonoma-Cutrer (which was divested on April 30, 2024), Finlandia Vodka (which was divested on November 1, 2023), Korbel Brandy*, Fords Gin, and other agency brands (brands we do not own, but sell in certain markets).
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Blackberry (JDTB), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Sinatra Select, Jack Daniel’s Bonded Tennessee Whiskey, Jack Daniel’s Bonded Rye Tennessee Whiskey, Jack Daniel’s Triple Mash Blended Straight Whiskey, Jack Daniel’s American Single Malt, Jack Daniel’s 12 Year Old, Jack Daniel’s 14 Year Old, Jack Daniel’s 10 Year Old, and other Jack Daniel’s expressions.
Other Metrics.
“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this release, unless otherwise specified, we refer to shipments when discussing volume.
“Depletions.” This metric is commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) where Brown-Forman is the distributor, shipments directly to retail or wholesale customers or (b) where Brown-Forman is not the distributor, shipments from distributor customers to retailers and wholesalers. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by outside parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of consumer demand trends.
“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.
*Ended the sales, marketing, and distribution relationship with Korbel Champagne Cellars effective June 30, 2025.